EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-68291, 333-68283, 333-75953, 333-78699, 333-81475, 333-80815, 333-75951, 333-36894, 333-73718, 333-120793, 333-135210, 333-140861 and 333-147412) and Form S-8 (Nos. 333-42015, 333-78779, 333-90042, 333-100214 and 333-144489) of AMB Property Corporation of our report dated February 28, 2008 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting of AMB Property Corporation, our report dated February 27, 2008 relating to the financial statements of AMB Europe Fund I, FCP-FIS, and our report dated February 12, 2007 relating to the financial statements of AMB Japan Fund I, L.P., which appear in this Form 10-K.
PricewaterhouseCoopers LLP
San Francisco, California
February 28, 2008